Exhibit 3.130

OPERATING AGREEMENT

OF

MIDWOOD BRANDS, LLC

OPERATING AGREEMENT

OF

MIDWOOD BRANDS, LLC

THIS OPERATING AGREEMENT (the “Agreement”), effective as of June 11, 2012, is entered into by and between MIDWOOD BRANDS, LLC, a North Carolina limited liability company (the “Company”), and FAMILY DOLLAR SERVICES, INC., a North Carolina corporation and the sole member of the Company (the “Member”), on the following terms and conditions:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Act” means the North Carolina Limited Liability Company Act, as may be amended from time to time.

“Articles” means the Articles of Organization of the Company as filed with the Secretary of State of North Carolina, as the same may be amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor provision.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Manager” means the person or entity designated in Section 6.1.

“Member” has the meaning set forth in the first paragraph of this Agreement, or any successor in interest or assign.

“Net Profits” and “Net Losses” of the Company mean the taxable income and net losses, respectively, of the Company, determined in accordance with the Code and applicable Regulations; provided, however, the Member acknowledges that as a single member limited liability company, the Company’s existence, for tax purposes, shall be ignored. In the event that the determination of Net Profits and Net Losses must be determined in some manner other than as set forth in this definition by virtue of the method of accounting employed by the Manager, then Net Profits and Net Losses shall be determined accordingly.

“Organizer” means the organizer of the Company as defined in the Act.

“Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the income tax, as amended, and any successor provision.

ARTICLE II

REGISTERED AGENT; REGISTERED OFFICE; PRINCIPAL OFFICE

The registered agent of the Company and the registered office of the Company shall be as set forth in the Articles, or such other agent or place as may hereafter be designated by the Manager from time to time as provided by law. The Company’s principal office shall be at such place as the Manager may designate from time to time, and the Company shall maintain records there as required by the Act.

ARTICLE III

PURPOSES; TERM; ORGANIZER INDEMNIFICATION; STATUS

Section 3.1                                    Purposes. Unless otherwise limited by the Company’s Articles, the business and purposes of the Company shall be to engage in any lawful business. Subject to the terms of this Agreement, the Company shall have all powers of a limited liability company, including without limitation those set forth in the Act.

Section 3.2                                    Term of Company; Member. The term of the Company commenced on the date the Organizer filed the Articles with the Secretary of State of North Carolina in accordance with the provisions of the Act and shall continue on a perpetual basis unless dissolved pursuant to Article VII of this Agreement. Member is the initial Member of the Company and is the sole interest owner in the Company.

Section 3.3                                    Organizer Indemnification. The Organizer’s acts and conduct in connection with the organization of the Company are hereby ratified and adopted by the Company as acts and conduct by and on behalf of the Company and are deemed to be in its best interest. The organizational and other activities for which the Organizer was responsible have been completed, the Organizer is relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby agree to indemnify and hold harmless the Organizer for any loss, liability or expense arising from his or her actions or conduct in his or her capacity as organizer of the Company.

Section 3.4                                    Status of the Company. The Member acknowledges that, although the Company is a “limited liability company” under North Carolina law, for federal and state income tax purposes (under applicable provisions of the Code and the Regulations), as long as the Member is the sole interest owner of the Company, its existence will be ignored and it will not be treated as a separate tax entity. Such treatment refers solely to the federal and state income tax treatment of the Company, and not to the state law status of the Company as a limited liability company. The Member and any other interest owner shall not be personally obligated to any third party for any debt, obligation or liability of the Company solely by reason of being a member of the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND MEMBERSHIP

The Member shall contribute to the Company such property as is necessary to conduct the Company’s operations. However, the Member shall have no duty to make capital contributions to the Company. The Manager shall cause any capital contribution to be recorded on the books and records of the Company.

ARTICLE V

ALLOCATION OF NET PROFITS AND NET LOSSES; DISTRIBUTIONS

Section 5.1                                    Allocation of Net Profits and Net Losses. The Net Profits and Net Losses of the Company shall be allocated exclusively to the Member.

Section 5.2                                    Distributions. Distributions of Company profits and other assets shall be made exclusively to the Member when and as determined by the Manager; provided, however, that the Company shall make no distributions to the extent that (a) immediately after the distribution, the Company’s liabilities would exceed the fair market value of its assets, or (b) the distribution would violate any agreement, note or other instrument to which the Company is a party.

ARTICLE VI

MANAGEMENT OF THE COMPANY

Section 6.1                                    Decision-making Authority. The Manager, and, subject to Manager’s right to delegate in writing, only the Manager, shall have the right, power and authority to manage, direct and control all of the business and affairs of the Company, to transact business on behalf of the Company, to act as agent for the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company. The Manager shall have this authority to the fullest extent permitted by law. Family Dollar Services, Inc. has been Company’s initial and sole Manager and shall continue as Manager of the Company.

Section 6.2                                    Officers. The Manager may appoint individuals with or without such titles as it may elect, including the titles of President, Vice President, Treasurer and Secretary, to act on behalf of the Company with such power and authority as the Manager may delegate in writing to any such persons.

ARTICLE VII

DISSOLUTION

Section 7.1                                    Dissolution of the Company. The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:

(a)                                 the determination by the Member to dissolve the Company;

(b)                                 the entry of a decree of judicial dissolution under the Act; or

(c)                                  an administrative dissolution under the Act.

Section 7.2                                    Winding Up and Distribution of Assets.

(a)                                 If the Company is dissolved, the Manager shall wind up the affairs of the Company. Upon the winding up of the Company, subject to the provisions of the Act, the Manager shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional or unmatured claims and obligations that are known to the Manager but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full.

(b)                                 Upon any such dissolution of the Company, the net assets, if any, of the Company available for distribution, and any cash proceeds from the liquidation of any such assets, shall be applied and distributed in the following order, to the extent available:

(i)                                     First, to the Company’s creditors, including the Member as creditor (to the extent permitted by law), in satisfaction of liabilities of the Company; and

(ii)                                  Thereafter, to the Member.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                    Governing Law and Jurisdiction. This Agreement, including its existence, validity, construction and operating effect, and the rights of the Member under the Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina (without regard to principles of conflicts of laws).

Section 8.2                                    Indemnification and Liability.

(a)                                 To the maximum extent permitted by applicable law, the Manager shall not be liable to the Company or any other third party (i) for mistakes of judgment, (ii) for any act or omission suffered or taken by the Manager or (iii) for losses due to any such mistakes, action or inaction.

(b)                                 Except as may be restricted by applicable law, the Manager shall not be liable for, and the Company shall indemnify the Manager against and agrees to hold the Manager harmless from, all liabilities and claims (including reasonable attorneys’ fees and expenses incurred in defending against such liabilities and claims) against the Manager arising from the Manager’s performance of its duties in conformance with the terms of this Agreement.

(c)                                  The Manager may consult with legal counsel or accountants selected by the Manager and, to the maximum extent permitted by applicable law, any action or omission suffered or taken in good faith in reliance and in accordance with the written opinion or advice of any such counsel or accountants (provided such counsel or accountants have been selected with reasonable care) shall be fully protected and justified with respect to the action or omission so suffered or taken.

Section 8.3                                    Amendments. This Agreement may only be amended, modified or supplemented in a writing executed by the Member. No other written or oral agreement, understanding, instrument or writing other than this Agreement or any amendment hereto shall constitute part of the operating agreement of the Company.

Section 8.4                                    Binding Effect. The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, distributees, legal representatives and permitted assigns. Provided, however, nothing in this Agreement, expressed or implied, is intended or shall be construed to give to any creditor of the Company or any creditor of the Member or any other person whatsoever, other than the Member and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any term, condition or provision herein contained, such terms, covenants and provisions are and shall be held to be for the sole and exclusive benefit of the Member and the Company.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

MEMBER:

FAMILY DOLLAR SERVICES, INC.

By:	/s/ James C. Snyder Jr
Name:	James C. Snyder Jr
Title:	SVP, General Counsel

COMPANY:

MIDWOOD BRANDS, LLC

By:	FAMILY DOLLAR SERVICES, INC.,
its Manager

	By:	/s/ James C. Snyder Jr
	Name:	James C. Snyder Jr
	Title:	SVP, General Counsel